UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/16/2013

Mandalay Digital Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10039

Delaware	22-2267658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2811 Cahuenga Boulevard West
Los Angeles, CA 90068
(Address of principal executive offices, including zip code)

323-472-5461
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Underwriting Agreement

On August 16, 2013, Mandalay Digital Group, Inc. (the "Company"), entered into an Underwriting Agreement (the "Underwriting Agreement") with Ladenburg Thalmann & Co. Inc. (the "Underwriter"), relating to the offer and sale (the "Offering") of 4,838,710 shares (the "Firm Shares") of its common stock (the "Common Stock") at a public offering price of $2.48. The Company has granted the Underwriter a 30-day option to purchase up to an additional 725,806 shares of its common stock to cover over-allotments, if any. The gross proceeds in the offering were $12 million and the net proceeds were approximately $11.2 million (after deducting underwriting commissions and offering expenses payable by us).

The closing of the Offering of the Firm Shares occurred on August 21, 2013. The Underwriter received a fee of 6.5% of the gross proceeds of the Offering, plus a non-accountable expense allowance equal to .5% of the gross proceeds of the Offering. The Underwriting Agreement requires us to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of such liabilities.

The Offering was conducted pursuant to the Company's registration statement on Form S-3, as amended (File No. 333-189783), which became effective on August 5, 2013, and a related prospectus supplement filed in connection with the Offering.

The Company issued press releases announcing the Offering on August 15, 2013, pricing of the Offering on August 16, 2013, and closing of the Offering on August 21, 2013, incorporated herein as Exhibits 99.3, 99.4 and 99.5, respectively.

Item 3.02.    Unregistered Sales of Equity Securities

Debt Conversion

Concurrently with the closing of the Offering on August 21, 2013, each of the Guber Family Trust and Trinad Capital Master Fund Ltd. (collectively, the "Holders") converted all accrued principal and interest due under certain Senior Secured Convertible Notes (the "Notes") held by them, totaling approximately $3,373,248, into Common Stock. The conversion rights were pre-existing from original issuance of the Notes. The Holders elected to convert the Notes pursuant to conversion notices they issued at their option on August 15, 2013. The conversion rate was the pre-existing contract price of $0.75 per share (which gives effect to the recent 5 into 1 reverse stock split). In the conversion, an aggregate of 4,497,664 shares of Common Stock was issued to the Holders. The shares were issued pursuant to the exemptions from registration provided by Section 4(2), Regulation D thereunder and/or Section 3(a)(9) under the Securities Act of 1933, as amended.

The foregoing summaries of the Underwriting Agreement and the conversion notices are subject to, and qualified in their entirety by, such documents incorporated herein as Exhibits 1.1, 99.1 and 99.2, which are incorporated herein by reference. A copy of the opinion of Manatt, Phelps & Phillips, LLP relating to the legality of the issuance of the shares of Common Stock is attached hereto as Exhibit 5.1. The representations and warranties contained in the Underwriting Agreement are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public generally to obtain factual information about us.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
1.1        Underwriting Agreement, dated as of August 16, 2013
5.1        Opinion of Manatt, Phelps & Phillips, LLP
23.1        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
99.1        Guber Debt Conversion Notice
99.2        Trinad Debt Conversion Notice
99.3    Press Release August 15, 2013
99.4    Press Release August 16, 2013
99.5    Press Release August 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mandalay Digital Group, Inc.

Date: August 22, 2013	By:	/s/ Peter Adderton
Peter Adderton
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.3	PR Proposing
EX-99.4	PR Pricing
EX-5.1	Opinion
EX-99.1	Guber Conversion
EX-99.2	Trinad Conversion
EX-1.1	Underwriting Agreement
EX-99.5	PR Closing